Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Roy Harvey	Michael E. Belwood
(212) 836-2674	(812) 604-0530

Alcoa Reports 20 Percent Increase in Income from Continuing Operations and 22 Percent Year-on-Year Revenue Growth

•

Income from continuing operations of $309 million, or $0.27 per share; best since second quarter 2008, up 20 percent over fourth quarter 2010 and a $503 million turnaround compared to first quarter 2010

•	Income from continuing operations, excluding a negative impact for special items of $8 million, or $0.01 per share, of $0.28 per share

•	Net income of $308 million, or $0.27 per share

•	Adjusted EBITDA of $955 million, up 22 percent from fourth quarter 2010, up 60 percent compared to first quarter 2010 and best since third quarter 2008

•	Record profitability in midstream and downstream businesses

•	Revenue of $6.0 billion, up 22 percent over first quarter 2010, up 5 percent over fourth quarter 2010 and best revenue since third quarter 2008

•	Strong end market revenue growth, led by double-digit increases in packaging, automotive, commercial transportation and industrial products

•	Company reaffirms 2011 global aluminum demand growth projection of 12 percent

New York, NY, April 11, 2011 – Alcoa (NYSE: AA) announced today first quarter 2011 income from continuing operations of $309 million, or $0.27 per share, a 20 percent improvement over fourth quarter 2010, led by improved pricing and growing demand for aluminum in major end markets. Income from continuing operations, excluding a negative impact for special items of $8 million, or $0.01 per share, was $0.28 per share.

First quarter 2011 income from continuing operations was the highest since second quarter 2008, and compares to fourth quarter 2010 income from continuing operations of $258 million, or $0.24 per share, and a first quarter 2010 loss from continuing operations of $194 million, or $0.19 per share. Fourth quarter 2010 income from continuing operations included a $35 million, or $0.03 per share, positive impact for special items, while the loss from continuing operations in first quarter 2010 included a $295 million, or $0.29 per share, negative impact for special items.

Special items in first quarter 2011 included costs associated with restructuring, the acquisition of the aerospace fastener business of the TransDigm group and the acquisition of full ownership of carbothermic aluminum production technology, partially offset by favorable mark-to-market changes on certain power derivative contracts.

Net income for first quarter 2011 was $308 million, or $0.27 per share, compared to net income in fourth quarter 2010 of $258 million, or $0.24 per share, and a net loss in first quarter 2010 of $201 million, or $0.20 per share.

The improvement over fourth quarter 2010 results was driven by higher realized prices for alumina and aluminum and growing demand for aluminum products in major end markets, along with productivity improvements. These were offset somewhat by a weaker U.S. dollar, along with higher energy and materials costs. Alcoa reaffirmed the Company’s projection that global aluminum demand would grow 12 percent in 2011 on top of the 13 percent growth rate in 2010.

“It was an excellent first quarter as we improved profitability across all business segments, set profit records in our midstream and downstream businesses and grew substantially,” said Alcoa Chairman and CEO Klaus Kleinfeld. “This was a total team effort.

“Our outlook for the rest of 2011 and beyond remains very positive due to the world’s growing population, increasing urbanization, and aluminum’s advantages as a light, strong and recyclable material.”

Adjusted EBITDA for the first quarter was $955 million, up 22 percent from fourth quarter 2010, up 60 percent from first quarter 2010, and the best quarterly performance since third quarter 2008. Adjusted EBITDA margin improved to 16.0 percent for the quarter, compared to 13.8 percent in fourth quarter 2010 and 12.2 percent in first quarter 2010.

Revenue for first quarter 2011 was $6.0 billion, an increase of 22 percent over first quarter 2010 and 5 percent over fourth quarter 2010.

Third-party pricing increased in the quarter for alumina (15 percent) and aluminum (7 percent) compared to fourth quarter 2010. Third-party pricing also increased compared to first quarter 2010 for both alumina (21 percent) and aluminum (15 percent).

End markets showed continued revenue growth in the first quarter, including automotive (30 percent), aerospace (7 percent), packaging (14 percent), industrial products (13 percent), and commercial transportation (12 percent), compared to fourth quarter 2010. Compared to first quarter 2010, revenues were up in aerospace (20 percent), packaging (45 percent), building and construction (26 percent), and commercial transportation (37 percent).

Both Flat-Rolled Products and Engineered Products and Solutions segments turned in record performance for the quarter. Flat-Rolled Products’ adjusted EBITDA was a first-quarter record at $173 million. Engineered Products and Solutions set a record for highest-ever adjusted EDITDA margin at 18.4 percent.

Alcoa is well on track to meet the Company’s 2011 financial targets, with debt-to-capital ratio improving to 33.6 percent, 130 basis points better than fourth quarter 2010. Capital spending excluding the Ma’aden project was $204 million in the quarter, 14 percent of the 2011 target. Expenditures on the Ma’aden project were also on track at $85 million. An investment in working capital to support continued strong growth in end markets, coupled with higher realized pricing, resulted in cash used in operations of $236 million and negative free cash flow of $440 million.

Segment Information

Alumina

After-tax operating income (ATOI) in the first quarter was $142 million, an increase of 118 percent compared with fourth quarter 2010. Adjusted EBITDA rose to $286 million, a sequential increase of 59 percent. A 15 percent improvement in realized alumina price was partially offset by higher raw material and energy costs, as well as the cost of a labor contract settlement in Australia. Alumina production in the first quarter declined slightly from the previous quarter to 4 million metric tons (mt).

Primary Metals

ATOI in the first quarter was $202 million, an increase of 13 percent over fourth quarter 2010. During the first quarter, improved realized pricing and productivity were offset by higher energy, energy derivative and raw material costs. As previously announced, capacity was restarted at the Massena, Intalco and Wenatchee plants, resulting in $9 million of associated start-up costs. Primary production was down 9,000 mt this quarter, but up slightly on a per-day basis. Adjusted EBITDA per metric ton continues to demonstrate consistent improvement, increasing to $438 per metric ton in the first quarter, up from $436 per metric ton in fourth quarter 2010.

Flat-Rolled Products

Revenue in the first quarter was $1,961 million, up 32 percent year-over-year and 17 percent sequentially. ATOI in the first quarter was $81 million, an increase of 53 percent compared to fourth quarter 2010 and a record first quarter performance. Adjusted EBITDA also came in at a record level of $173 million, up 25 percent sequentially. Sequential ATOI and adjusted EBITDA growth were driven by stronger pricing in North America and Europe, a better mix of products and higher volumes, somewhat offset by alloying cost pressure and rising regional premiums. Both Russia and China continue to see positive trends, with third-party volumes up approximately 60 percent in Russia and approximately 90 percent in China, compared to first quarter 2010.

Engineered Products and Solutions

Revenue in the first quarter was $1,247 million, up 16 percent year-over-year and 3 percent sequentially. ATOI in the first quarter was $130 million, up 15 percent sequentially from fourth quarter 2010, driven by volume and productivity improvements. Adjusted EBITDA margin came in at a record 18.4 percent, up 170 basis points from fourth quarter 2010 adjusted EBITDA margin of 16.7 percent. EPS continues to deliver record results compared to previous years, supported by a strong portfolio of innovative products and productivity improvements.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on April 11, 2011 to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics, and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for nine consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 59,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include those containing such words as “anticipates,” “estimates,” “expects,” “forecasts,” “intends,” “outlook,” “plans,” “projects,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions, or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand for aluminum, aluminum end market growth, aluminum consumption rates, or other trend projections, targeted financial results or operating performance, and statements about Alcoa’s strategies, objectives, goals, targets, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina, and other products; (b) unfavorable changes in general business and economic conditions, in the global financial markets, or in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, distribution, packaging, oil and gas, defense, and industrial gas turbines; (c) the impact of changes in foreign currency exchange rates on costs and results, particularly the Australian dollar, Brazilian real, Canadian dollar, and Euro; (d) increases in energy costs, including electricity, natural gas, and fuel oil, or the unavailability or interruption of energy supplies; (e) increases in the costs of other raw materials, including caustic soda or carbon products; (f) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of operations (including moving its refining and smelting businesses down on the industry cost curve and increasing revenues in its Flat-Rolled Products and Engineered Products and Solutions segments), anticipated from its productivity improvement, cash sustainability, and other initiatives; (g) Alcoa’s inability to realize expected benefits from newly constructed, expanded or acquired facilities or from international joint ventures as planned and by targeted completion dates, including the joint venture in Saudi Arabia or the upstream operations in Brazil; (h) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, civil unrest, and other events beyond Alcoa’s control; (i) the outcome of contingencies, including legal proceedings, government investigations, and environmental remediation; (j) the business or financial condition of key customers, suppliers, and business partners; (k) changes in tax rates or benefits; and (l) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2010 and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	March 31, 2010	December 31, 2010	March 31, 2011
Sales	$4,887	$5,652	$5,958

Cost of goods sold (exclusive of expenses below)	4,013	4,538	4,715
Selling, general administrative, and other expenses	239	282	245
Research and development expenses	39	50	43
Provision for depreciation, depletion, and amortization	358	371	361
Restructuring and other charges	187	(12)	6
Interest expense	118	118	111
Other expenses (income), net	21	(43)	(28)

Total costs and expenses	4,975	5,304	5,453

(Loss) income from continuing operations before income taxes	(88)	348	505
Provision for income taxes	84	56	138

(Loss) income from continuing operations	(172)	292	367
Loss from discontinued operations	(7)	—	(1)

Net (loss) income	(179)	292	366

Less: Net income attributable to noncontrolling interests	22	34	58

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA	$(201)	$258	$308

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
(Loss) income from continuing operations	$(194)	$258	$309
Loss from discontinued operations	(7)	—	(1)

Net (loss) income	$(201)	$258	$308

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
(Loss) income from continuing operations	$(0.19)	$0.25	$0.29
Loss from discontinued operations	(0.01)	—	—

Net (loss) income	$(0.20)	$0.25	$0.29

Diluted:
(Loss) income from continuing operations	$(0.19)	$0.24	$0.27
Loss from discontinued operations	(0.01)	—	—

Net (loss) income	$(0.20)	$0.24	$0.27

Average number of shares used to compute:
Basic earnings per common share	1,007,221,162	1,021,697,163	1,051,966,282
Diluted earnings per common share	1,007,221,162	1,119,285,945	1,152,509,018

Common stock outstanding at the end of the period	1,020,819,182	1,022,025,965	1,063,466,414

Shipments of aluminum products (metric tons)	1,134,000	1,218,000	1,212,000

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2010	March 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$1,543	$887
Receivables from customers, less allowances of $45 in 2010 and 2011	1,565	2,001
Other receivables	326	373
Inventories	2,562	2,995
Prepaid expenses and other current assets	873	953

Total current assets	6,869	7,209

Properties, plants, and equipment	37,446	38,120
Less: accumulated depreciation, depletion, and amortization	17,285	17,753

Properties, plants, and equipment, net	20,161	20,367

Goodwill	5,119	5,363
Investments	1,340	1,469
Deferred income taxes	3,184	3,264
Other noncurrent assets	2,521	2,561
Assets held for sale	99	103

Total assets	$39,293	$40,336

LIABILITIES
Current liabilities:
Short-term borrowings	$92	$221
Accounts payable, trade	2,322	2,488
Accrued compensation and retirement costs	929	854
Taxes, including income taxes	461	475
Other current liabilities	1,201	1,107
Long-term debt due within one year	231	572

Total current liabilities	5,236	5,717

Long-term debt, less amount due within one year	8,842	8,501
Accrued pension benefits	2,923	2,309
Accrued other postretirement benefits	2,615	2,606
Other noncurrent liabilities and deferred credits	2,560	2,770
Liabilities of operations held for sale	31	29

Total liabilities	22,207	21,932

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	1,141	1,178
Additional capital	7,087	7,508
Retained earnings	11,149	11,424
Treasury stock, at cost	(4,146)	(3,973)
Accumulated other comprehensive loss	(1,675)	(1,418)

Total Alcoa shareholders’ equity	13,611	14,774

Noncontrolling interests	3,475	3,630

Total equity	17,086	18,404

Total liabilities and equity	$39,293	$40,336

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Three months ended March 31,
	2010	2011
CASH FROM OPERATIONS
Net (loss) income	$(179)	$366
Adjustments to reconcile net (loss) income to cash from operations:
Depreciation, depletion, and amortization	358	361
Deferred income taxes	68	(119)
Equity income, net of dividends	(15)	(4)
Restructuring and other charges	187	6
Net (gain) loss from investing activities – asset sales	(2)	1
Loss from discontinued operations	7	1
Stock-based compensation	25	23
Excess tax benefits from stock-based payment arrangements	—	(5)
Other	65	6
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(176)	(404)
(Increase) in inventories	(105)	(355)
Decrease (increase) in prepaid expenses and other current assets	14	(71)
(Decrease) increase in accounts payable, trade	(55)	113
(Decrease) in accrued expenses	(326)	(267)
Increase in taxes, including income taxes	321	134
Pension contributions	(22)	(31)
(Increase) in noncurrent assets	(9)	(61)
Increase in noncurrent liabilities	53	76
(Increase) in net assets held for sale	(17)	(5)

CASH PROVIDED FROM (USED FOR) CONTINUING OPERATIONS	192	(235)
CASH PROVIDED FROM (USED FOR) DISCONTINUED OPERATIONS	7	(1)

CASH PROVIDED FROM (USED FOR) OPERATIONS	199	(236)

FINANCING ACTIVITIES
Net change in short-term borrowings	(9)	129
Additions to long-term debt	53	5
Payments on long-term debt	(86)	(33)
Proceeds from exercise of employee stock options	5	28
Excess tax benefits from stock-based payment arrangements	—	5
Dividends paid to shareholders	(32)	(33)
Distributions to noncontrolling interests	(72)	(97)
Contributions from noncontrolling interests	27	121
Acquisitions of noncontrolling interests	(66)	—

CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(180)	125

INVESTING ACTIVITIES
Capital expenditures	(221)	(204)
Acquisitions, net of cash acquired (a)	5	(239)
Additions to investments	(129)	(118)
Sales of investments	137	5
Other	—	4

CASH USED FOR INVESTING ACTIVITIES	(208)	(552)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	7

Net change in cash and cash equivalents	(189)	(656)
Cash and cash equivalents at beginning of year	1,481	1,543

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,292	$887

(a)	Acquisitions, net of cash acquired for the three months ended March 31, 2010 was a cash inflow as this line item includes cash received as a result of post-closing adjustments related to the acquisition of a BHP Billiton subsidiary that holds interests in four bauxite mines and one refining facility in the Republic of Suriname, which was completed on July 31, 2009.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q10	2Q10	3Q10	4Q10	2010	1Q11
Alumina:
Alumina production (kmt)	3,866	3,890	4,047	4,119	15,922	4,024
Third-party alumina shipments (kmt)	2,126	2,264	2,423	2,433	9,246	2,206
Third-party sales	$638	$701	$717	$759	$2,815	$810
Intersegment sales	$591	$530	$506	$585	$2,212	$633
Equity income	$2	$4	$1	$3	$10	$3
Depreciation, depletion, and amortization	$92	$107	$100	$107	$406	$103
Income taxes	$27	$41	$(22)	$14	$60	$44
After-tax operating income (ATOI)	$72	$94	$70	$65	$301	$142

Primary Metals:
Aluminum production (kmt)	889	893	891	913	3,586	904
Third-party aluminum shipments (kmt)	695	699	708	743	2,845	698
Alcoa’s average realized price per metric ton of aluminum	$2,331	$2,309	$2,261	$2,512	$2,356	$2,682
Third-party sales	$1,702	$1,710	$1,688	$1,970	$7,070	$1,980
Intersegment sales	$623	$693	$589	$692	$2,597	$839
Equity income	$—	$1	$—	$—	$1	$1
Depreciation, depletion, and amortization	$147	$142	$142	$140	$571	$141
Income taxes	$18	$—	$(3)	$81	$96	$53
ATOI	$123	$109	$78	$178	$488	$202

Flat-Rolled Products:
Third-party aluminum shipments (kmt)	379	420	448	411	1,658	446
Third-party sales	$1,435	$1,574	$1,645	$1,623	$6,277	$1,892
Intersegment sales	$46	$40	$46	$48	$180	$69
Depreciation, depletion, and amortization	$59	$57	$57	$65	$238	$58
Income taxes	$18	$28	$26	$20	$92	$33
ATOI	$30	$71	$66	$53	$220	$81

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	46	50	51	50	197	55
Third-party sales	$1,074	$1,122	$1,173	$1,215	$4,584	$1,247
Equity income	$1	$—	$1	$—	$2	$1
Depreciation, depletion, and amortization	$41	$38	$37	$38	$154	$38
Income taxes	$31	$48	$63	$53	$195	$62
ATOI	$81	$107	$114	$113	$415	$130

Reconciliation of ATOI to consolidated net (loss) income attributable to Alcoa:
Total segment ATOI	$306	$381	$328	$409	$1,424	$555
Unallocated amounts (net of tax):
Impact of LIFO	(14)	(3)	(2)	3	(16)	(24)
Interest expense	(77)	(77)	(91)	(76)	(321)	(72)
Noncontrolling interests	(22)	(34)	(48)	(34)	(138)	(58)
Corporate expense	(67)	(59)	(71)	(94)	(291)	(67)
Restructuring and other charges	(122)	(21)	1	8	(134)	(6)
Discontinued operations	(7)	(1)	—	—	(8)	(1)
Other	(198)	(50)	(56)	42	(262)	(19)

Consolidated net (loss) income attributable to Alcoa	$(201)	$136	$61	$258	$254	$308

The difference between certain segment totals and consolidated amounts is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(dollars in millions)

Adjusted EBITDA Margin	Quarter ended
	March 31, 2010	December 31, 2010	March 31, 2011

Net (loss) income attributable to Alcoa	$(201)	$258	$308

Add:
Net income attributable to noncontrolling interests	22	34	58
Loss from discontinued operations	7	—	1
Provision for income taxes	84	56	138
Other expenses (income), net	21	(43)	(28)
Interest expense	118	118	111
Restructuring and other charges	187	(12)	6
Provision for depreciation, depletion, and amortization	358	371	361

Adjusted EBITDA	$596	$782	$955

Sales	$4,887	$5,652	$5,958

Adjusted EBITDA Margin	12.2%	13.8%	16.0%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Free Cash Flow	Quarter ended
March 31, 2011

Cash provided from operations	$(236)

Capital expenditures	(204)

Free cash flow	$(440)

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions, except per-share amounts)

Adjusted Income	Quarter ended March 31, 2011
	Income	Diluted EPS

Net income attributable to Alcoa	$308	$0.27

Loss from discontinued operations	(1)

Income from continuing operations attributable to Alcoa	309	0.27

Restructuring and other charges	5

Other special items*	3

Income from continuing operations attributable to Alcoa – as adjusted	$317	0.28

Income from continuing operations attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items. There can be no assurances that additional restructuring and other charges, discrete tax items, and other special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Income from continuing operations attributable to Alcoa determined under GAAP as well as Income from continuing operations attributable to Alcoa – as adjusted.

*	Other special items include the following: costs related to acquisitions of the aerospace fastener business of TransDigm Group Inc. and full ownership of carbothermic smelting technology from ORKLA ASA ($8) and favorable mark-to-market changes in certain power derivative contracts ($5).

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures	Alumina		Primary Metals		Flat-Rolled Products		Engineered Products and Solutions
Adjusted EBITDA	Quarter ended
	December 31, 2010	March 31, 2011	December 31, 2010	March 31, 2011	December 31, 2010	March 31, 2011	December 31, 2010	March 31, 2011

After-tax operating income (ATOI)	$65	$142	$178	$202	$53	$81	$113	$130

Add:
Depreciation, depletion, and amortization	107	103	140	141	65	58	38	38
Equity income	(3)	(3)	—	(1)	—	—	—	(1)
Income taxes	14	44	81	53	20	33	53	62
Other	(3)	—	(1)	1	—	1	(1)	—

Adjusted EBITDA	$180	$286	$398	$396	$138	$173	$203	$229

Production (thousand metric tons) (kmt)			913	904

Adjusted EBITDA / Production ($ per metric ton)			$436	$438

Total sales							$1,215	$1,247

Adjusted EBITDA Margin							16.7%	18.4%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.